Exhibit 99.7

OPENWAVE SYSTEMS INC.

1999 EMPLOYEE STOCK PURCHASE PLAN1

The following constitute the provisions of the 1999 Employee Stock Purchase Plan of Openwave Systems Inc.

1. PURPOSE

The purpose of the Plan is to provide an opportunity for Employees of the Company and its Designated Subsidiaries to purchase Common Stock of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and the Plan shall be administered in accordance with this intent. In addition, the Plan authorizes the grant of options pursuant to sub-plans or special rules adopted by the Board or the Committee designed to achieve desired tax or other objectives in particular locations outside of the United States, which sub-plans shall not be required to comply with the requirements of Section 423 of the Code or all of the specific provisions of the Plan, including but not limited to terms relating to eligibility, Offering Periods, Purchase Periods or Purchase Price.

2. DEFINITIONS

(a) “Affiliate” shall mean any Designated Subsidiary or any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, any unincorporated organization, enterprise or other form of business entity, or government or political subdivision thereof that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company, whether now or hereafter existing which has been designated as an “Affiliate” by the Board or the Committee for purposes of the Plan.

(b) “Applicable Law” shall mean the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange rules or regulations and the applicable laws of any other country or jurisdiction where options are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

[1]	Formerly known as the Phone.com 1999 Employee Stock Purchase Plan.

(e) “Committee” shall mean the committee designated by the Board in accordance with Section 15 of the Plan.

(f) “Common Stock” shall mean the Common Stock of the Company, or any securities into which such Common Stock may be converted.

(g) “Company” shall mean Openwave Systems Inc., a Delaware corporation.

(h) “Compensation” shall mean the compensation paid to a Participant by the Company as reported on Form W-2, excluding any expense reimbursements, tuition reimbursements, healthcare flexible spending reimbursements, dependent care flexible spending reimbursements, reimbursements from the Plan, non-qualifying stock options, disqualifying disposition stock transactions, restricted stock transactions, relocations expenses, hypo tax, all expatriate pay differentials and cost-of-living adjustments, third-party sick pay, domestic partner imputed income, GTL imputed income, American Express payments, non-cash awards, any benefits paid under the Company’s long-term disability plan and any compensation received prior to becoming a participant in the Plan. Compensation, however, will include any amounts deferred under the Company’s 401(k) plan or any cafeteria plan maintained by the Company.

(i) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

(j) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(k) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(l) “Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Company or a Designated Subsidiary on the Company’s or such Designated Subsidiary’s payroll records during the relevant participation period. Notwithstanding the foregoing, “Employee” shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company, one of its Subsidiaries,. one of its Affiliates, or as otherwise required under Applicable Laws.

(m) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(n) “Market Value” on a given date of determination (e.g., an Offering Date or Purchase Date, as appropriate) shall mean the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange (not including an automated quotation system), its Market Value shall be the closing sales price for a share of the Common Stock (or the closing bid, if no sales were reported) on the date of determination as quoted on such exchange on which the Common Stock has the highest average trading volume, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) if the Common Stock is listed on a national market system and the highest average trading volume of the Common Stock occurs through that system, its Market Value shall be the closing sales price for a share of the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (iii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Market Value shall be the average of the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, (iv) in the absence of an established market for the Common Stock, the Market Value thereof shall be determined in good faith by the Board.

(o) “Offering Date” shall mean the first Trading Day of an Offering Period under the Plan; provided that the Offering Date of the first Offering Period upon the end of the suspension of the Plan will be January 16, 2007.

(p) “Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. The Plan shall be implemented by a series of Offering Periods of approximately six (6) months duration, with new Offering Periods commencing on the first Trading Day on or after each November 16 and May 16 and ending on the last Trading Day in the six month period ending on or before the next May 15 and November 15, respectively; provided, however, that the first Offering Period shall commence on January 16, 2007 and shall end on the last Trading Day on or before May 15, 2007. The duration and timing of Offering Periods may be changed or modified by the Committee.

(q) “Offering Price” shall mean the Market Value of a share of Common Stock on the Offering Date for a given Offering Period.

(r) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.

(t) “Plan” shall mean this 1999 Employee Stock Purchase Plan.

(u) “Purchase Date” shall mean the last Trading Day of each Offering Period of the Plan.

(v) “Purchase Price” shall have the meaning set out in Section 8(b).

(w) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and any reference to a section of the Securities Act shall include any successor provision of the Securities Act.

(x)	“Share” shall mean a share of Common Stock, as adjusted in accordance with the Plan, including Sections 11 and 12.

(y) “Subsidiary” shall mean any entity treated as a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, within the meaning of Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(aa) “Trading Day” shall mean a day on which a U.S. national stock exchange and/or the NASDAQ National Market System are open for trading and the Common Stock is being publicly traded on one or more of such markets.

3. ELIGIBILITY

(a) Any Employee employed by the Company or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Offering Date, subject to the requirements of Section 5(a) and any applicable limitations imposed by Section 423(b) of the Code; provided, however, that eligible Employees may not participate in more than one Offering Period at a time. Notwithstanding the foregoing, if expressly provided in a sub-plan, any person who is an Employee (as defined in such sub-plan) as of the Offering Date of a given Offering Period (and who is not eligible to participate in the Plan in accordance with the preceding sentence) shall be eligible to participate in such Offering Period, subject to the requirements of Section 5(a) and if not otherwise provided under the terms of such sub-plan, any applicable limitations imposed by Section 423(b) of the Code; provided, however, that such eligible Employees may not participate in more than one Offering Period at a time. The Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) prior to an Offering Date to be eligible to participate with respect to the Offering Period beginning on that Offering Date. The Committee may also determine that a designated group of highly compensated Employees is ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q). The Committee has determined that no employee of the Company or a Designated Subsidiary who is employed at higher than the director, or equivalent, level shall be eligible to participate in the Plan, but the Committee also expressly reserves the right and power delegated to it under the Plan to alter or revoke this determination.

(b) No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of Common Stock, including Common Stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company or its Subsidiaries, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided that individuals participating in a sub-plan adopted pursuant to Section 16 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan.

4. OFFERING PERIODS AND PURCHASE PERIODS

The Plan shall be implemented by a series of Offering Periods of approximately six (6) months in duration, with new Offering Periods commencing on the first Trading Day on or after each November 16 and May 16 and ending on the last Trading Day in the six month period ending on or before the next May 15 and November 15, respectively, or such other date as the Committee shall determine, and continuing thereafter until the Plan is terminated pursuant to Section 14 hereof. Notwithstanding the foregoing, the first Offering Period shall commence on January 16, 2007 and shall end on the last Trading Day on or before May 15, 2007. The Committee shall have the authority to change the frequency and/or duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. PARTICIPATION

(a) An Employee who is eligible to participate in the Plan in accordance with its terms at the beginning of an Offering Period shall automatically receive an option in accordance with Section 7 and may become a Participant by completing and submitting, on or before the date prescribed by the Committee with respect to a given Offering Period, a completed subscription agreement provided by the Company or its Designated Subsidiaries or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation, not to be less than one percent (1%) and not to exceed twenty percent (20%) of the Employee’s Compensation (or such other percentages as the Committee may establish from time to time before an Offering Date) of such Employee’s Compensation on each payday during the Offering Period. All payroll deductions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such payroll deductions. The Company shall maintain or cause to be maintained a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, unless payroll deductions are prohibited under Applicable Law, in which case the provisions of Section 5(b) of the Plan shall apply.

(b) Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Board or the Committee. In such event, any such Employees shall be deemed to be participating in a sub-plan, unless the Board or the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan.

(c) Under procedures and at times established by the Committee, a Participant may withdraw from the Plan during an Offering Period, by completing and filing with the Company a notice of withdrawal provided by the Company or its Designated Subsidiaries or by following electronic or other procedures prescribed by the Committee. If a Participant withdraws from the Plan during an Offering Period, his or her accumulated payroll deductions will be refunded to the Participant without interest, his or her right to participate in the current Offering Period will be automatically terminated, and no further payroll deductions for the purchase of Common Stock will be made during the Offering Period. Any Participant who wishes to withdraw from the Plan during an Offering Period, must complete the withdrawal procedures prescribed by the Committee one day before the Purchase Date of such Offering Period, subject to any changes to the rules established by the Committee pertaining to the timing of withdrawals, the limits on the frequency with which Participants may withdraw and re-enroll in the Plan and the waiting period, if any, on Participants wishing to re-enroll following withdrawal.

(d) A Participant may on one occasion either increase or decrease his or her rate of contribution through payroll deductions or otherwise during a given Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in the payroll deduction rate. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the succeeding calendar month. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Offering Period. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code for a given calendar year, the Committee may reduce a Participant’s payroll deductions to zero percent (0%) at any time during a Offering Period scheduled to end during such calendar year.

6. TERMINATION OF EMPLOYMENT

In the event any Participant terminates employment with the Company or any Designated Subsidiaries for any reason (including death or termination of the Participant’s Continuous Status) prior to the expiration of an Offering Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. In the event an Employee fails to remain in Continuous Status as an Employee for at least twenty (20) hours per week during the Offering Period in which the Employee is a Participant, then he or she will be deemed to have withdrawn from the Plan. If a Participant’s termination of employment occurs within a certain period of time as specified by the Committee (not to exceed 30 days) prior to the Purchase Date of the Offering Period then in progress, his or her option for the purchase of shares of Common Stock will be exercised on such Purchase Date in accordance with Section 9 as if such Participant were still employed by the Company. Following the purchase of shares on such Purchase Date, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Subsidiaries, Subsidiaries and the Company, and the Committee may establish termination of employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Company and its Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

7. STOCK

(a) Subject to adjustment as provided in Section 19, the maximum number of Shares which shall be made available for sale under the Plan shall be 4,810,959. Shares (after giving effect to the 2-1 stock split in November 1999, and the 1-3 reverse stock split in October 2003) and including the Automatic Annual Increase (as defined below) for fiscal years 2000 through 2004 inclusive) equal to the lesser of (i) 1,000,000 Shares (after giving effect to the 2-1 stock split in November 1999), or (ii) one percent (1%) of the Shares outstanding on the last day of the immediately preceding fiscal year (the “Automatic Annual Increase”). The Board may determine in its sole discretion to provide fewer shares to make available for sale under the Plan then the Automatic Annual Increase for a given fiscal year of the Company. If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Purchase Date. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

(b) The Participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

8. OFFERING

(a) On the Offering Date of each Offering Period, each eligible Employee, whether or not such Employee has elected to participate as provided in Section 5(a), shall be granted an option to purchase one thousand six hundred and sixty-seven (1,667) shares (or such other number of shares as determined by the Committee), which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Offering Period at the purchase price specified in Section 8(b) below, subject to the additional limitation that no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to

accrue at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of the Plan, an option is “granted” on a Participant’s Offering Date. An option will expire upon the earliest to occur of (i) the termination of a Participant’s participation in the Plan or such Offering Period; (ii) the beginning of a subsequent Offering Period in which such Participant is participating; or (iii) the termination of the Offering Period. This Section 8(a) shall be interpreted so as to comply with Code Section 423(b)(8).

(b) The Purchase Price under each option shall be with respect to a given Offering Period, an amount equal to 85% of the Market Value of a share of Common Stock on the Offering Date or on the Purchase Date of such Offering Period, whichever is lower; provided, however, that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan, (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase (“Additional Shares”), and (iii) the Market Value of a Share of Common Stock on the date of such increase (the “Approval Date Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Market Value or the Market Value of a Share of Common Stock on the Purchase Date, whichever is lower. The Purchase Price may be adjusted by the Committee pursuant to Section 11 or 12 and in accordance with Section 424(a) of the Code to the extent applicable.

9. PURCHASE OF STOCK

Unless a Participant withdraws from the Plan as provided in Section 5(c) or except as provided in Sections 7, 12 or 14(b), upon the expiration of each Offering Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 8(b). Notwithstanding the foregoing, the Company or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Company or its Designated Subsidiary determines is required by Applicable Law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan. The shares of Common Stock purchased upon exercise of an option hereunder shall be considered for tax purposes to be sold to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10. PAYMENT AND DELIVERY

As soon as practicable after the exercise of an option, the Company shall deliver or cause to have delivered to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for such purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer.

The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. The Company or its Designated Subsidiary shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock, and the Common Stock shall then be fully paid and non-assessable. The Committee may in its discretion direct the Company to retain in a Participant’s account for the subsequent Offering Period any payroll deductions which are not sufficient to purchase a whole share of Common Stock or to return such amount to the Participant. Any other amounts left over in a Participant’s account after a Purchase Date shall be returned to the Participant without interest.

11. RECAPITALIZATION

Subject to any required action by the stockholders of the Company, if there is any change in the outstanding shares of Common Stock because of a merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, extraordinary dividend, combination or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration,” the number of securities covered by each option under the Plan which has not yet been exercised and the number of securities which have been authorized and remain available for issuance under the Plan, as well as the maximum number of securities which may be purchased by a Participant in an Offering Period, and the price per share covered by each option under the Plan which has not yet been exercised, shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

12. MERGER, LIQUIDATION, OTHER CORPORATE TRANSACTIONS

(a) In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

(b) In the event of a proposed sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another entity, or any other transaction or series of related transactions in which the then outstanding shares of the Company’s Common Stock immediately prior thereto represent less than 50% of the voting power of the Company’s securities (or its successor or parent if applicable) immediately thereafter, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such merger, consolidation, reorganization or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (4) outstanding options shall continue unchanged.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the reserve of the Plan as described in Section 7, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the consolidation of the Company with or merger into any other corporation.

13. TRANSFERABILITY

Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be voluntarily or involuntarily assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 22) by the Participant. If a Participant in any manner attempts to transfer, assign, or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, then such shall be treated as an election to discontinue participation in the Plan pursuant to Section 5(c).

14. AMENDMENT OR TERMINATION OF THE PLAN

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 11, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders, or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 11 and in this Section 14, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any Applicable Law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board (or its Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or the Committee) determines in its sole discretion advisable which are consistent with the Plan.

15. ADMINISTRATION

(a) The Board or the Committee shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to a sub-committee or to an officer or officers of the Company the day-to-day administration of the Plan. The Committee shall have full power and authority to adopt, amend and rescind any rules and regulations which it deems desirable and appropriate for the proper administration of the Plan, to construe and interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan.

(b) In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

16. COMMITTEE RULES FOR FOREIGN JURISDICTIONS

The Board or the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board or the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, or other contributions by Participants, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not the Plan. The Board or the Committee may also adopt sub-plans applicable to particular Designated Subsidiaries, Affiliates or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7(a) above, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

17. SECURITIES LAWS REQUIREMENTS

(a) No option granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state and foreign securities laws and the requirements of any stock exchange upon which the Shares may then be listed, subject to the approval of counsel for the Company with respect to such compliance. If on a Purchase Date in any Offering Period hereunder, the Plan is not so registered or in such compliance, options granted under the Plan which are not in material compliance shall not be exercised on such Purchase Date, and the Purchase Date for such options shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months. If, on the Purchase Date of any Offering Period hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, options granted under the Plan which are not in material compliance shall not be exercised and all payroll deductions accumulated during the Offering Period shall be returned to the Participants, without interest. The provisions of this Section 17 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

(b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

18. GOVERNMENTAL REGULATIONS

This Plan and the Company’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

19. NO ENLARGEMENT OF EMPLOYEE RIGHTS

Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of the Company or any Designated Subsidiary or to interfere with the right of the Company or any Designated Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.

20. GOVERNING LAW

This Plan shall be governed by applicable laws of the State of Delaware and applicable federal law.

21. REPORTS

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price per Share, the number of Shares purchased and the remaining cash balance, if any.

22. DESIGNATION OF BENEFICIARY FOR OWNED SHARES

(a) A Participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of an Offering Period. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective, to the extent required by local law. Such designation of beneficiary may be changed by the Participant (and his or her spouse, if any) at any time by written notice. Subject to local legal requirements, in the event of a Participant’s death, the Company or its assignee shall deliver any shares of Common Stock and/or cash to the designated beneficiary. Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver (or cause its assignee to deliver) such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may determine. The provisions of this Section 22 shall in no event require the Company to violate local law, and the Company shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant’s account in compliance with local law.

23. ADDITIONAL RESTRICTIONS OF RULE 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24. NOTICES

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

25. EFFECTIVE DATE

The Plan shall continue in effect for a term of twenty (20) years from the effective date (May 4, 1999) of the Registration Statement on Form S-1 for the initial public offering of the Company’s Common Stock, unless sooner terminated under Section 14.

26. MISCELLANEOUS

(a) Notwithstanding anything to the contrary contained herein, no interest shall accrue on the Contributions of a Participant in the Plan unless otherwise required under Applicable Laws, in which case any Employees affected by such Applicable Laws shall be deemed to be participating in a sub-plan, unless the Board or the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan.

(b) Notwithstanding anything to the contrary contained herein, all Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions unless otherwise required under Applicable Laws.

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